GTT Reports Fourth Quarter and Full Year 2014 Financial Results

Fourth Quarter Revenue Grew 36% to $62.7 Million; Adjusted EBITDA Grew 27% to $10.1 Million

Full Year Revenue Grew 32% to $207.3 Million; Adjusted EBITDA Grew 48% to $36.1 Million

McLean, VA, March 10, 2015 - GTT Communications, Inc. (“GTT”) (NYSE: GTT), the leading global cloud networking provider to multinational clients, today announced its financial results for the fourth quarter and year ended December 31, 2014. Highlights include:

Fourth Quarter

•	On October 1, 2014, acquired UNSi, a communications company providing data services to large enterprise and carrier clients

•	Revenue increased 35.9 percent to $62.7 million as compared to $46.1 million in the fourth quarter of 2013

•	Gross margin increased 180 basis points to 38.0% compared to 36.2% in the fourth quarter of 2013

•	Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) increased 26.6 percent to $10.1 million compared to $8.0 million in the fourth quarter of 2013

Full Year

•	Revenue increased 31.8 percent to $207.3 million compared to $157.4 million in 2013

•	Gross Margin increased 350 basis points to 38.2% compared to 34.7% in 2013

•	Adjusted EBITDA increased 48.1 percent to $36.1 million compared to $24.3 million in 2013

Subsequent Event

•
On February 19, 2015, announced a definitive agreement to acquire MegaPath’s Managed Services business which produced recurring revenue of approximately $124 million and Adjusted EBITDA of approximately $20 million in 2014, for a total consideration of $152.3 million, consisting of $144.8 million in cash and $7.5 million in GTT common stock, expected to close on April 1, 2015

* See “Annex A: Non-GAAP Financial Information-Adjusted EBITDA” for more information regarding the computation of Adjusted EBITDA.

“Our fourth quarter performance capped off a year of tremendous accomplishment and growth for GTT,” stated Rick Calder, President and CEO. “Revenue and Adjusted EBITDA growth in the quarter was led by the acquisition of UNSi, and we substantially completed the UNSi integration in the fourth quarter.”

“We are superbly positioned for continued growth as we enter 2015 by executing our growth strategy to expand our cloud network service portfolio to multinational clients, to extend ubiquitous network connectivity worldwide and to deliver outstanding client service by living our core values of simplicity, speed and agility. Our pending acquisition of MegaPath fits perfectly with our growth strategy and, once closed, puts us materially closer to achieving our next financial objective of $400 million in revenue and $100 million in Adjusted EBITDA.”

Fourth quarter 2014 revenue was negatively impacted by $1.3 million compared to the third quarter of 2014 due to the US dollar strengthening against the pound sterling and the euro. However, the impact to Adjusted EBITDA was nominal as weaker foreign currency lowered GTT’s cost of revenue and SG&A expenses.

Capital expenditures in 2014 were $5.8 million, or 2.8% of revenue, a level consistent with GTT’s capex‐light business model which yields high levels of unlevered free cash flow.

“GTT’s compelling business model of highly recurring revenue streams and low capital expenditures continued to convert a very high percent of Adjusted EBITDA into unlevered free cash flow in 2014,” stated Michael R. Bauer, Chief Financial Officer. “With the success of our debt refinancing in August and equity follow-on in December, we have significantly strengthened our balance sheet and financial flexibility. We are well positioned for rapid growth as we remain focused on continued execution in 2015.”

Conference Call Information
GTT will hold a conference call on Tuesday, March 10, 2015 at 10:00 A.M. Eastern Time to discuss its results for the quarter and year ended December 31, 2014. To participate in the live conference call, interested parties may dial 1.888.427.9411 or 1.719.325.2323, entering passcode 9038105 and asking for the GTT call, or via webcast at www.gtt.net.

A telephonic replay of the conference call will be available for one month and may be accessed by calling 1.888.203.1112 or 1.719.457.0820 and using the passcode 9038105. The webcast will be archived in the investor relations section of the company’s web site.

Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the current views of GTT Communications, Inc., with respect to current events and financial performance. From time to time, GTT Communications, Inc., which we refer to as “we”, “us” or “our” and in some cases, “GTT” or the “Company”, also provides forward-looking statements in other materials GTT releases to the public or files with the United States Securities & Exchange Commission (“SEC”), as well as oral forward-looking statements.

You should consult any further disclosures on related subjects in our quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Such forward-looking statements are and will be subject to many risks, uncertainties and factors relating to our operations and the business environment that may cause our actual results to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause GTT’s actual results to differ materially from these forward-looking statements include, but are not limited to, the following: our ability to obtain capital; our ability to develop and market new products and services that meet customer demands and generate acceptable margins; our reliance on several large customers; our ability to negotiate and enter into acceptable contract terms with our suppliers; our ability to attract and retain qualified management and other personnel; competition in the industry in which we do business; failure of the third-party communications networks on which we depend; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which we are engaged; our ability to maintain our databases, management systems and other intellectual property; our ability to maintain adequate liquidity and produce sufficient cash flow to fund our capital expenditures and debt service; technological developments and changes in the industry; our ability to complete acquisitions or divestitures and to integrate any business or operation acquired; our ability to overcome significant operating losses; and general economic conditions. Additional information concerning these and other important factors can be found under the heading "Risk Factors" in GTT's annual and quarterly reports filed with the Securities and Exchange Commission including, but not limited to, its Annual Report on Form 10-K. Statements in this release should be evaluated in light of these important factors.

About GTT
GTT operates a global Tier 1 IP network connecting to any location in the world and with any application in the cloud. Our cloud networking services provide a better way for multinational clients to embrace the cloud. Our clients trust us to deliver solutions with simplicity, speed and agility so they can compete effectively in the global economy. For more information, visit www.gtt.net.

Please contact:

GTT Investor Relations:
Jody Burfening/Carolyn Capaccio, LHA
1.212.838.3777
ccapaccio@lhai.com

GTT Media Inquiries:
Ann Rote, GTT
1.703.677.9941
ann.rote@gt-t.net

Consolidated Statements of Operations
(Amounts in thousands, except for share and per share data)

	Three Months Ended		Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Revenue:
Telecommunications services	$62,659	$46,100	$207,343	$157,368

Operating expenses:
Cost of telecommunications services	38,852	29,395	128,086	102,815
Selling, general and administrative expense	14,264	9,267	45,613	31,675
Restructuring costs, employee termination and other items	6,083	—	9,425	7,677
Depreciation and amortization	8,010	5,255	24,921	17,157

Total operating expenses	67,209	43,917	208,045	159,324

Operating loss	(4,550)	2,183	(702)	(1,956)

Other expense:
Interest expense, net	(1,698)	(2,784)	(8,454)	(8,408)
Loss on debt extinguishment	—	—	(3,104)	(706)
Other expense, net	(132)	(5,525)	(8,636)	(11,724)

Total other expense	(1,830)	(8,309)	(20,194)	(20,838)

Loss before income taxes	(6,380)	(6,126)	(20,896)	(22,794)

Income tax expense (benefit)	1,272	(2,442)	2,083	(2,005)

Net loss	$(7,652)	$(3,684)	$(22,979)	$(20,789)

Loss per share:
Basic	$(0.25)	$(0.16)	$(0.85)	$(0.95)
Diluted	$(0.25)	$(0.16)	$(0.85)	$(0.95)

Weighted average shares:
Basic	30,370,087	23,192,750	27,011,381	21,985,241
Diluted	30,370,087	23,192,750	27,011,381	21,985,241

GTT Communications, Inc.
Consolidated Balance Sheets
(Amounts in thousands, except for share and per share data)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$49,256	$5,785
Accounts receivable, net of allowances of $878 and $702, respectively	29,328	22,305
Deferred contract costs	2,351	1,975
Prepaid expenses and other current assets	3,913	2,878
Total current assets	84,848	32,943
Property and equipment, net	25,184	20,450
Intangible assets, net	58,630	43,618
Other assets	7,933	7,726
Goodwill	92,683	67,019
Total assets	$269,278	$171,756
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	20,336	$20,983
Accrued expenses and other current liabilities	35,464	26,999
Short-term debt	6,188	6,500
Deferred revenue	8,340	6,797
Total current liabilities	70,328	61,279
Long-term debt	117,438	85,960
Deferred revenue	766	1,480
Warrant liability	—	12,295
Other long-term liabilities	3,180	1,232
Total liabilities	191,712	162,246
Commitments and contingencies
Stockholders' equity:
Common stock, par value $.0001 per share, 80,000,000 shares authorized, 33,848,543, and 23,311,023 shares issued and outstanding as of December 31, 2014 and 2013, respectively	3	2
Additional paid-in capital	167,678	76,014
Accumulated deficit	(89,205)	(66,226)
Accumulated other comprehensive loss	(910)	(280)
Total stockholders' equity	77,566	9,510
Total liabilities and stockholders' equity	$269,278	$171,756

ANNEX A: Non-GAAP Financial Information

GTT provides financial measures that are not defined under generally accepted accounting principles in the United States, or GAAP, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA and unlevered Free Cash Flow. EBITDA, Adjusted EBITDA and unlevered Free Cash Flow are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to net earnings or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities as measures of liquidity.

“Adjusted EBITDA” is defined as EBITDA from continuing operations adjusted to exclude costs associated with employee terminations, stock-based compensation, and certain non-cash or non-recurring items. Management uses EBITDA and Adjusted EBITDA to evaluate operating performance, and this financial measure is among the primary measures used by management for planning and forecasting future periods. GTT further believes that the presentation of EBITDA and Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with the results of other companies that have different financing and capital structures, although GTT’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate Adjusted EBITDA in the same fashion.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect capital expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service the interest payments, on our debt; and

•	does not reflect cash required to pay income taxes.

In addition to Adjusted EBITDA, GTT management uses Unlevered Free Cash Flow, which measures the ability of Adjusted EBITDA to cover capital expenditures. Adjusted EBITDA is a performance, rather than a cash flow measure. Correlating our capital expenditures to our Adjusted EBITDA does not imply that we will be able to fund such capital expenditures solely with cash from operations.

The following is a reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow from Net Loss (amounts in thousands):

	Three Months Ended		Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net loss	$(7,652)	$(3,684)	$(22,979)	$(20,789)
Provision for income taxes	1,272	(2,442)	2,083	(2,005)
Interest and other, net	1,830	8,309	17,090	20,132
Depreciation and amortization	8,010	5,255	24,921	17,157
EBITDA	3,460	7,438	21,115	14,495
Restructuring costs, employee termination and other items	6,083	—	9,425	7,677
Loss on debt extinguishment	—	—	3,104	706
Non-cash compensation	603	573	2,418	1,466
Adjusted EBITDA	$10,146	$8,011	$36,062	$24,344

Purchases of property and equipment	(2,761)	(1,741)	(5,819)	(4,053)
Unlevered Free Cash Flow	$7,385	$6,270	$30,243	$20,291

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